Free Writing Prospectus pursuant to Rule 433 dated April 26, 2022

Registration Statement No. 333-253421

,

Leveraged Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock, common shares, ordinary shares, subordinate voting shares or American depositary shares (basket stocks) of 100 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 1.25 times the basket return, subject to the maximum settlement amount. If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

You should read the accompanying preliminary prospectus supplement dated April 25, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057LTY7 / US40057LTY73
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally-weighted basket comprised of the common stock, common shares or ordinary shares of 100 companies
Basket Stocks	the 100 common stocks, common shares, ordinary shares, subordinate voting shares or American depositary shares listed under “About the Basket” below.
Basket stock issuer:	with respect to a basket stock, the issuer of such basket stock as then in effect
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 18 and 21 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

200%
150%
100%
50%
0%
Hypothetical Payment aAmount as % of Face Amount
Note Performance
Basket Performance
132.4875%
125.99%
0%
50%
100%
150%
200%
Hypothetical Final Basket Level as % of Initial Basket Level

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.0000%	132.4875%
150.0000%	132.4875%
125.0000%	132.4875%
125.9900%	132.4875%
110.0000%	112.500%
105.0000%	106.250%
100.0000%	100.0000%
90.0000%	90.0000%
75.0000%	75.0000%
50.0000%	50.0000%
25.0000%	25.0000%
0.0000%	0.0000%
* assumes a maximum settlement amount of $1,324.875

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.25 times (c) the basket return, subject to the maximum settlement amount; or

●if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Maximum settlement amount:	expected to be between $1,324.875 and $1,381.25
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Estimated value range:	$940 to $970 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

About the Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
AGCO Corporation	AGCO	Common Stock	New York Stock Exchange	1.46%	1.46
Agnico Eagle Mines Limited	AEM	Common Share	New York Stock Exchange	1.50%	1.50
Alcoa Corporation	AA	Common Stock	New York Stock Exchange	1.50%	1.50
Allegheny Technologies Incorporated	ATI	Common Stock	New York Stock Exchange	0.48%	0.48
American Vanguard Corporation	AVD	Common Stock	New York Stock Exchange	0.09%	0.09
AngloGold Ashanti Limited	AU	An ADS, representing one ordinary share	New York Stock Exchange	0.71%	0.71
Antero Resources Corporation	AR	Common Stock	New York Stock Exchange	1.50%	1.50
APA Corporation	APA	Common Stock	Nasdaq Global Select Market	1.50%	1.50
ArcelorMittal	MT	Ordinary Share	New York Stock Exchange	1.32%	1.32
Archer-Daniels-Midland Company	ADM	Common Stock	New York Stock Exchange	1.50%	1.50
Arconic Corporation	ARNC	Common Stock	New York Stock Exchange	0.45%	0.45
Baker Hughes Company	BKR	Class A Common Stock	New York Stock Exchange	1.50%	1.50
Barrick Gold Corporation	GOLD	Common Share	New York Stock Exchange	1.51%	1.51
Bunge Limited	BG	Common Share	New York Stock Exchange	1.50%	1.50
Canadian Natural Resources Limited	CNQ	Common Share	New York Stock Exchange	1.51%	1.51
Carpenter Technology Corporation	CRS	Common Stock	New York Stock Exchange	0.17%	0.17
Century Aluminum Company	CENX	Common Stock	The Nasdaq Stock Market LLC	0.54%	0.54
CF Industries Holdings, Inc.	CF	Common Stock	New York Stock Exchange	1.50%	1.50

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Chevron Corporation	CVX	Common Stock	New York Stock Exchange	1.51%	1.51
Cleveland-Cliffs Inc.	CLF	Common Share	New York Stock Exchange	1.51%	1.51
CNH Industrial N.V.	CNHI	Common Share	New York Stock Exchange	0.86%	0.86
CNX Resources Corporation	CNX	Common Stock	New York Stock Exchange	0.74%	0.74
Coeur Mining, Inc.	CDE	Common Stock	New York Stock Exchange	0.28%	0.28
Commercial Metals Company	CMC	Common Stock	New York Stock Exchange	0.48%	0.48
Compañía de Minas Buenaventura S.A.A.	BVN	An ADS, representing one common share	New York Stock Exchange	0.12%	0.12
Compass Minerals International Inc.	CMP	Common Stock	New York Stock Exchange	0.22%	0.22
Comstock Resources, Inc.	CRK	Common Stock	New York Stock Exchange	0.59%	0.59
ConocoPhillips	COP	Common Stock	New York Stock Exchange	1.51%	1.51
Continental Resources, Inc.	CLR	Common Stock	New York Stock Exchange	0.91%	0.91
Corteva, Inc.	CTVA	Common Stock	New York Stock Exchange	1.51%	1.51
Coterra Energy Inc.	CTRA	Common Stock	New York Stock Exchange	1.51%	1.51
Darling Ingredients Inc.	DAR	Common Stock	New York Stock Exchange	1.15%	1.15
Deere & Company	DE	Common Stock	New York Stock Exchange	1.51%	1.51
Devon Energy Corporation	DVN	Common Stock	New York Stock Exchange	1.51%	1.51
Diamondback Energy, Inc.	FANG	Common Stock	The Nasdaq Stock Market LLC	1.51%	1.51
Eldorago Gold Corporation	EGO	Common Share	New York Stock Exchange	0.24%	0.24
EOG Resources, Inc.	EOG	Common Stock	New York Stock Exchange	1.51%	1.51
EQT Corporation	EQT	Common Stock	New York Stock Exchange	1.51%	1.51
Exxon Mobil Corporation	XOM	Common Stock	New York Stock Exchange	1.51%	1.51
First Majestic Silver Corp.	AG	Common Share	New York Stock Exchange	0.84%	0.84
FMC Corporation	FMC	Common Stock	New York Stock Exchange	1.51%	1.51
Fortuna Silver Mines Inc.	FSM	Common Share	New York Stock Exchange	0.26%	0.26
Franco-Nevada Corporation	FNV	Common Share	New York Stock Exchange	1.05%	1.05
Freeport-McMoRan Inc.	FCX	Common Stock	New York Stock Exchange	1.51%	1.51
Gerdau S.A.	GGB	An ADS, representing one preferred share	New York Stock Exchange	0.79%	0.79
Halliburton Company	HAL	Common Stock	New York Stock Exchange	1.51%	1.51
Harmony Gold Mining Company Limited	HMY	An ADS, representing one ordinary share	New York Stock Exchange	0.33%	0.33
Hecla Mining Company	HL	Common Stock	New York Stock Exchange	0.60%	0.60
Hess Corporation	HES	Common Stock	New York Stock Exchange	1.51%	1.51
HF Sinclair Corporation	DINO	Common Stock	New York Stock Exchange	0.84%	0.84
ICL Group Ltd.	ICL	Ordinary Share	New York Stock Exchange	0.18%	0.18
Intrepid Potash, Inc.	IPI	Common Stock	New York Stock Exchange	0.83%	0.83
Kaiser Aluminum Corporation	KALU	Common Stock	Nasdaq Global Select Market	0.10%	0.10
Kinder Morgan, Inc.	KMI	Class P Common Stock	New York Stock Exchange	1.50%	1.50
Lindsay Corporation	LNN	Common Stock	New York Stock Exchange	0.11%	0.11
Marathon Oil Corporation	MRO	Common Stock	New York Stock Exchange	1.51%	1.51
Marathon Petroleum Corporation	MPC	Common Stock	New York Stock Exchange	1.51%	1.51
Matador Resources Company	MTDR	Common Stock	New York Stock Exchange	1.13%	1.13
Materion Corporation	MTRN	Common Stock	New York Stock Exchange	0.08%	0.08
Murphy Oil Corporation	MUR	Common Stock	New York Stock Exchange	0.75%	0.75
National Fuel Gas Company	NFG	Common Stock	New York Stock Exchange	0.46%	0.46
Newmont Corporation	NEM	Common Stock	New York Stock Exchange	1.51%	1.51
NOV Inc.	NOV	Common Stock	New York Stock Exchange	0.83%	0.83
Nucor Corporation	NUE	Common Stock	New York Stock Exchange	1.51%	1.51
Occidental Petroleum Corporation	OXY	Common Stock	New York Stock Exchange	1.51%	1.51
ONEOK, Inc.	OKE	Common Stock	New York Stock Exchange	1.51%	1.51
Pan American Silver Corp.	PAAS	Common Share	The Nasdaq Stock Market	0.72%	0.72
Phillips 66	PSX	Common Stock	New York Stock Exchange	1.51%	1.51
Pioneer Natural Resources Company	PXD	Common Stock	New York Stock Exchange	1.51%	1.51
POSCO	PKX	An ADS, representing one-fourth of one share of common stock	New York Stock Exchange	0.10%	0.10
Range Resources Corporation	RRC	Common Stock	New York Stock Exchange	1.46%	1.46
Reliance Steel & Aluminum Co.	RS	Common Stock	New York Stock Exchange	0.92%	0.92
Rio Tinto plc	RIO	An ADS, representing one ordinary share	New York Stock Exchange	1.51%	1.51
Royal Gold, Inc.	RGLD	Common Stock	Nasdaq Global Select Market	0.75%	0.75
Ryerson Holding Corporation	RYI	Common Stock	New York Stock Exchange	0.11%	0.11
Sandstorm Gold Ltd.	SAND	Common Share	New York Stock Exchange	0.18%	0.18

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Schlumberger N.V. (Schlumberger Limited)	SLB	Common Stock	New York Stock Exchange	1.51%	1.51
Schnitzer Steel Industries, Inc.	SCHN	Class A Common Stock	The Nasdaq Stock Market LLC	0.20%	0.20
Seabridge Gold Inc.	SA	Common Share	New York Stock Exchange	0.08%	0.08
Sociedad Quimica Y Minera De Chile S.A.	SQM	An ADS, representing one Series B share	New York Stock Exchange	1.51%	1.51
Southern Copper Corporation	SCCO	Common Stock	New York Stock Exchange	0.77%	0.77
Southwestern Energy Company	SWN	Common Stock	New York Stock Exchange	1.51%	1.51
Steel Dynamics, Inc.	STLD	Common Stock	The Nasdaq Stock Market LLC	1.51%	1.51
SunCoke Energy, Inc.	SXC	Common Stock	New York Stock Exchange	0.09%	0.09
Suncor Energy Inc.	SU	Common Share	New York Stock Exchange	1.51%	1.51
Teck Resources Limited	TECK	Class B Subordinate Voting Share	New York Stock Exchange	1.51%	1.51
The Mosaic Company	MOS	Common Stock	New York Stock Exchange	1.51%	1.51
The Scotts Miracle-Gro Company	SMG	Common Shares	New York Stock Exchange	0.60%	0.60
The Toro Company	TTC	Common Stock	New York Stock Exchange	0.54%	0.54
The Williams Companies, Inc.	WMB	Common Stock	New York Stock Exchange	1.51%	1.51
TimkenSteel Corporation	TMST	Common Share	New York Stock Exchange	0.16%	0.16
Titan International, Inc.	TWI	Common Stock	New York Exchange	0.07%	0.07
Tractor Supply Company	TSCO	Common Stock	The Nasdaq Stock Market LLC	1.51%	1.51
Trimble Inc.	TRMB	Common Stock	Nasdaq Global Select Market	0.71%	0.71
Turquoise Hill Resources Ltd.	TRQ	Common Share	New York Stock Exchange	0.25%	0.25
United States Steel Corporation	X	Common Stock	New York Stock Exchange	1.51%	1.51
Vale S.A.	VALE	Common Share	New York Stock Exchange	1.51%	1.51
Valero Energy Corporation	VLO	Common Stock	New York Stock Exchange	1.51%	1.51
Worthington Industries, Inc.	WOR	Common Share	New York Stock Exchange	0.17%	0.17
Yamana Gold Inc.	AUY	Common Share	New York Stock Exchange	1.25%	1.25

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated April 25, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There Is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the ADSs of AngloGold Ashanti Limited, Compañía de Minas Buenaventura S.A.A., Gerdau S.A., Harmony Gold Mining Company Limited, POSCO, Rio Tinto plc and Sociedad Quimica Y Minera De Chile S.A.

▪	An Investment in the Offered Notes is Subject to Risks Associated with Foreign Securities
▪	The Offered Notes Are Subject to Foreign Currency Exchange Rate Risk
▪	There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
▪	Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪	Non-United States Holders Will Be Subject to Withholding Tax Under Section 871(m) in Respect of the Notes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.